Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEARTFLOW, INC.
Heartflow, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “Heartflow, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 19, 2021 under the name HeartFlow Holding, Inc., and a Certificate of Ownership and Merger of the Corporation was filed on July 17, 2025, which changed the name of the Corporation to Heartflow, Inc. (together, the “Original Certificate”).
2. This amended and restated certificate of incorporation (this “Certificate of Incorporation”), which restates, integrates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3. The text of the Original Certificate is hereby restated, integrated and amended in its entirety to read as follows:
ARTICLE I.
NAME
The name of the corporation is Heartflow, Inc. (the “Corporation”).
ARTICLE II.
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III.
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV.
CAPITALIZATION
Section 4.1Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 300,000,000 shares, consisting of (a)

250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
Section 4.2Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in this Certificate of Incorporation or a Preferred Stock Designation.
Section 4.4Dividends. Subject to applicable law and the rights of the holders of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends.
Section 4.5Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights of the holders of any series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V.
BOARD OF DIRECTORS
Section 5.1.Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.
Section 5.2.Number, Election and Term.
(a)The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)Subject to Section 5.5, the Board shall be divided into three classes designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the time at which the initial classification of the Board becomes effective; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the time at which the initial classification of the Board becomes effective; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the time at which the initial classification of the Board becomes effective. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following such initial classification, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement or removal. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section 5.2.
(c)Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. There is no cumulative voting with respect to the election of directors.
Section 5.3.Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, or removal.
Section 5.4.Removal. Subject to Section 5.5, directors of the Corporation may be removed only for cause and by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5.Preferred Stock Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, or removal of such additional directors, shall forthwith terminate (in which case such director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.
ARTICLE VI.
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII.
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1.Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the (i) Chair of the Board, (ii) Chief Executive Officer or (iii) Secretary of the Corporation at the direction of the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2.Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3.Action by Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by consent of the stockholders of the Corporation.
ARTICLE VIII.
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1Limitation of Director Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the second preceding sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2Indemnification and Advancement of Expenses.
(a)To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending against any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)If a claim for indemnification under this Section 8.2 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the indemnitee, or if a claim for any advancement of expenses under this Section 8.2 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the indemnitee shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.
(c)The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors or otherwise.
(d)Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(e)This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX.
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Certificate of Incorporation or any other provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII, Article X and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, repeal or adoption of any other provision of this Certificate of Incorporation).
ARTICLE X.
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the

Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware.
Section 10.2Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Section 10.3Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
ARTICLE XI.
SEVERABILITY
If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.